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                                                                   EXHIBIT 10.24

                      AMENDED AND RESTATED PROMISSORY NOTE

New York, NY                                                     August 2, 2004

         FOR VALUE RECEIVED, the undersigned, (the "Maker"), promises to pay to the order of Tower Risk Management, Inc. ("Holder"), the principal sum as determined below, together with interest at the rate of four (4%) percent, compounded annually (or such greater amount as may be necessary at the time of each draw-down to avoid imputation of interest under applicable internal Revenue Code provision), in lawful money of the United States, which shall be legal tender in payment of all debts, public and private, at the time of payment, in the manner hereinafter provided. This Amended and Restated Note replaces the promissory note executed on March 14, 2000.

         1. The undersigned has taken draw downs and shall be entitled to take draw downs from time to time up unto thirty days before the Maturity Date (as hereinafter defined) and Holder agrees to supply such draw downs. Each draw down shall bear interest commencing on the date of such draw down as set forth above, and shall, with such interest, be due and payable on the earlier of (i) the consummation of the sale by the Maker of shares of common stock of Tower Group, Inc. following the registration by Tower Group Inc. of its shares of common stock under the Securities Act of 1933 or (ii) March 14, 2007 (the "Maturity Date"). Each draw-down shall be recorded upon the attached schedule and the total of all draw downs shall not exceed $1 million.

         2. This Note may be prepaid in full, or in part, at any time without premium or penalty, but with accrued interest on the amount so prepaid.

         3. In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by the Maker or inadvertently received by the Holder, then such excess sum shall be credited as a payment of principal. It is the express intent hereof that the Maker not pay and the Holder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be legally paid by the Maker under applicable law.

         4. Maker, for itself and its successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of maturity, and notice of protest. Maker shall also be responsible for and shall pay to Holder any collection costs, including, without limitation, any reasonable attorneys fees.

         5. Each payment when paid shall be applied first to the costs of collection, if any, then to the payment of any interest accrued under this Note and the remaining amount thereof shall be credited against the principal balance due hereunder.

         6. The indebtedness and obligations evidenced by this Note shall be governed and construed in accordance with the laws of the State of New York. This Note shall inure to the benefit of Holder and its successors and assigns and the term Holder shall be deemed to include such successors and assigns.


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         IN WITNESS WHEREOF, Maker has caused this Note to be executed on the day and year first above written.

                                       /s/ Michael H. Lee
                                       -----------------------------
                                       Michael Lee


Accepted and Agreed
Tower Risk Management, Inc.


By:  /s/ Steven G. Fauth
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